Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Community Bankers Trust Corporation

Richmond, Virginia

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 of Community Bankers Trust Corporation of our report dated March 15, 2018, relating to the consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO USA, LLP

Richmond, Virginia

September 3, 2019